Exhibit 19

EXECUTIVE SUMMARY OF

INSIDER OBLIGATIONS AND LIABILITIES

Possession of Inside Information - Rule 10b-5.

Before proceeding with any purchase or sale of the Company’s equity securities, you should consider whether you are aware of material inside (non-public) information that could affect the price of the common stock of the Company. If you are, you should refrain from engaging in the transaction until the Company has made the information public. See Part B.

Directors and executive officers, as well as the Company itself, should always carefully consider the appropriateness of engaging in purchases or sales of the Company’s equity securities.  Subject to very limited exceptions, the Company and its Directors and executive officers must refrain from engaging in purchases or sales of the Company’s equity securities other than during the forty-five (45) day period beginning three business days after the public release of the Company’s annual or quarterly results. To minimize the possibility of a violation of the securities laws, directors and executive officers must contact the Company’s SEC Compliance Officer, identified under Part E, before buying or selling any equity securities of the Company.

Blackout Periods.

In addition, you will not be permitted to trade in any Company equity security during a “blackout period” without the express written consent of the SEC Compliance Officer, the President and CEO, or the board of directors.  See Part D.

Reporting Obligations - Section 16(a).

As a director or executive officer, you are required by law, subject to certain limited exceptions, to report all transactions in the Company’s equity securities to the Securities and Exchange (“SEC”) and the Company. Generally, such reports must be filed by the second business day following the date of execution of any reportable transaction.  See Part A, IV.

Short Swing Profit Rule.

Subject to certain exceptions, ANY combination of PURCHASE AND SALE or SALE AND PURCHASE of the Company’s equity securities within 6 months of each other results in a violation of Section 16(b) and the “profit” must be paid over the Company. It makes no difference whether you possess inside information or how long the shares being sold have been held. To calculate the “profit,” the highest priced sale will be matched with the lowest price purchase. See Part A, II-III.

Rule 144.

Directors and executive officers of the Company and its subsidiary corporation should consider themselves to be “affiliates” of the Company. Generally, this means that directors and executive officers may only sell the Company’s common stock under the volume limitations of Rule 144 and in unsolicited brokers’ transactions or directly to a market maker, or otherwise in a transaction exempt from the registration requirements of the federal and state securities laws. Also, if the sales price exceeds $50,000 or the transaction involves the sale of more than 5,000 shares, affiliates relying on Rule 144 to sell Company equity securities must file Form 144 with the SEC at the time the sell order is placed with the broker or the sale to the market-maker is executed. See Part C.

Company’s Compliance Program.

You are urged to familiarize yourself with the Company’s compliance program. See Part E. The basics of the program are that transactions in the Company’s equity securities must be pre-cleared through the Company’s SEC Compliance Officer, who will also prepare, with the assistance of the Company’s counsel when needed, the applicable Form 4 or 5 and Form 144.

Remember transactions in Company securities include transactions made in the Company’s Directors Deferred Compensation Plan, 401(k) Plan, and the United Bancorp, Inc. 2018 Stock Incentive Plan (including grants, exercises and sales following option exercises).

TABLE OF CONTENTS

INTRODUCTION - UNITED BANCORP, INC. POLICY REGARDING TRADING IN COMPANY SECURITIES		1

PART A - SECTION 16

I.	INTRODUCTION TO SECTION 16	1
II.	SHORT SWING LIABILITY	2
III.	TRANSACTIONS CREATING SHORT SWING LIABILITY OR
	REPORTING OBLIGATIONS	5
IV.	REPORTING OBLIGATIONS	7
V.	SELLING SHORT AND SALES AGAINST THE BOX	8
VI.	PENALTIES	9

PART B - RULE 10b-5 PROHIBITION AGAINST TRADING ON INSIDE
	INFORMATION

I.	THE RULE	9
II.	PENALTIES	11

PART C - RESTRICTIONS ON THE DISPOSITION OF COMPANY
	COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

I.	THE SAFE HARBOR RULE	11
II.	FORM 144	12
III.	SALES BY RELATED PERSONS OR ENTITIES	13

PART D – BLACKOUT PERIODS		13

PART E - COMPANY COMPLIANCE PROGRAM

I.	NOTIFICATION OF ALL PROPOSED TRANSACTIONS	14
II.	COMPLETION OF REPORTS	14
III.	ELECTRONIC FILING OF SECTION 16(a) REPORTS	14
IV.	SEC COMPLIANCE OFFICER	15

INSIDER OBLIGATIONS AND LIABILITIES

UNDER THE FEDERAL SECURITIES LAWS

INTRODUCTION - UNITED BANCORP, INC. POLICY REGARDING TRADING IN COMPANY SECURITIES

The following policy has been adopted by United Bancorp’s Board of Directors regarding trading in United Bancorp stock by directors and executive officers of United Bancorp, Inc. and its subsidiary corporation.  It serves as a good summary of securities law restrictions and provides a practical pre-clearance approach to avoid potential problems.  The purpose of this policy statement is to provide guidance to directors and executive officers concerning investments in the Company’s securities.  Complex securities laws require timely reporting, restrict the manner of sale and create potential personal liability in connection with such transactions.  Inadvertent violations also could result in an embarrassment to and loss of investor confidence in the Company.

To this end, the policy statement addresses the following three areas of federal securities law compliance:

(1)	Section 16 of the 1934 Act;
(2)	Rule 10b-5 under the Securities Exchange Act of 1934 (the “1934 Act”); and
(3)	Rule 144 under the Securities Act of 1933 (the “1933 Act”).

Be advised that each of the three areas of compliance addressed by this policy memorandum is designed to combat a particular abuse, and there is very little, if any, overlap among the coverage of these three areas.

PART A - SECTION 16.

I.	INTRODUCTION TO SECTION 16.

By virtue of your status as a director or executive officer of United Bancorp, Inc. and its subsidiary corporation (the “Company”), you are subject to the reporting requirements of, and the trading prohibitions contained in, Section 16 of the Securities Exchange Act of 1934 (the “Act”). This portion of the memorandum was prepared to review and summarize:

1.	The six month, short swing liability rule of Section 16(b);

2.	The transaction reporting rules of Section 16(a); and

3.	The prohibition against short sales contained in Section 16(c).

This memorandum is not intended to explain every aspect of Section 16. Rather, it focuses on those situations that you are likely to encounter as you consider a transaction in the Company’s equity securities. Sections II-IV of Part A of the Memorandum are arranged to reflect the following analysis which will be applied to evaluate a transaction under Sections 16(a) and (b):

1.	Is the transaction a purchase or sale under Section 16(b)?

2.	Is the transaction covered by an exemption from Section 16(b) liability?

3.	Regardless of Section 16(b)’s applicability, does Section 16(a) require the transaction to be reported monthly or is it subject to annual reporting?

II. SHORT SWING LIABILITY.

A. The Rule.

Section 16(b) provides that the Company or, if the Company does not act, any stockholder may require a director or executive officer to pay to the Company any “profit” realized from any “purchase” and “sale”, or “sale” and “purchase”, of an equity security of the Company within a period of less than six months. This aspect of the securities laws is variously referred to as the “short swing liability,” short swing profit” or a “short swing transaction” rule.

The short swing profit rule is designed to impose strict liability. Neither a director or executive officer’s intent nor the possession of material inside information is relevant to the application of the rule. Furthermore, the rule will be applied even though no actual economic profit is made by the officer with respect to the transactions that are matched. All that is required for liability is a qualifying “purchase” that can be matched with a “sale” at a higher price occurring within either six months after the purchase or six months prior to the purchase.

It is Company policy to require payment to the Company of all short swing profits.

B. Definitions.

To understand the scope of the short swing profit rule and certain exemptions that the SEC has provided by regulation, several key terms require definition. These definitions are applicable to the discussion of Sections 16(a), (b) and (c).

Equity Security of the Company

An “equity security of the Company” means the common stock of the Company or any derivative security relating to the Company.

Derivative Security Relating to the Company

A “derivative security relating to the Company” includes any option, warrant, convertible security, stock appreciation right, or similar right with a value derived from the value of the Company’s common stock.

The primary attribute of a derivative security is that its value is derived from the price of the Company’s common stock. Derivative securities are treated as the functional equivalent of the equity security to which they relate.

Options granted under the United Bancorp, Inc. 2018 Stock Incentive Plan are derivative securities.

Coverage of Officers

Section 16 applies to a company’s officers consisting of its president, principal financial and principal accounting officer, other officers in charge of a principal business unit or function and those who perform policy-making functions for the company.  For the Company, this group is the same as its executive officers.  The SEC Compliance Officer will maintain at all times a list of Company officers covered by Section 16.

Beneficial Ownership

Section 16 applies to transactions by a director or executive officer involving equity securities of the Company that the director or executive officer owns either directly or beneficially. Because the beneficial ownership rules determine the total amount of securities a director or executive officer is deemed to own, they are key to applying the provisions of the short swing profit and the reporting rules.

You are a “beneficial owner” of equity securities of the Company if you, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, have or share a direct or indirect pecuniary interest in the Company’s equity securities. Having a “pecuniary interest” means possessing the opportunity, either directly or indirectly, to profit or share in any profit derived from a transaction in the equity securities of the Company.

The following are examples of equity securities of the Company which you are deemed to beneficially own and on which you must file reports:

1.	Stock held in your name or jointly with your spouse, including any stock held in a broker’s account;

2.	Stock held by your spouse, including any stock held in a broker’s account;

3.

Equity securities of the Company held by other members of your immediate family sharing the same household or by people not living in your household, but dependent on you for the majority of their support, such as a son or daughter in college (all such people together being considered a “member of your immediate family”). See the last full paragraph on page 12 for a discussion on disclaiming beneficial ownership;

4.	Stock available for purchase under option grants pursuant to the Company’s 2018 Stock Incentive Plan;

5.	Stock of the Company credited to your deferred compensation account under the Directors Deferred Compensation Plan.

6.	Stock held in an IRA, KEOGH, SEP or other retirement account (including common stock held in an IRA or trust account by your spouse or another member of your immediate family);

7.

Stock held in trusts in which you are either (i) the grantor with a right to revoke the trust without the consent of another person and you have or share investment control over the securities held by the trust, (ii) the trustee with a direct or indirect pecuniary interest in the securities held by the trust, or (iii) a beneficiary with investment control over the securities held by the trust; and

8.	Your proportionate interest in the portfolio securities held by any general or limited partnership in which you are a general partner.

Because the rules to determine beneficial ownership of equity securities of the Company held in a trust are complex, please consult with the SEC Compliance Officer regarding any equity securities of the Company held in trust.

In the following circumstances, you will not be deemed to be the beneficial owner of equity securities of the Company by reason of your interest:

1.

As a shareholder in a corporation whose portfolio of securities includes equity securities of the Company, provided that you do not have or share investment control over the portfolio and that you are not a controlling shareholder of the corporation;

2.	As an investor in public mutual funds; and

3.	As an investor in securities comprising part of a broad-based, publicly traded market basket or index of stocks that is approved for trading by the appropriate federal governmental authority.

III.	TRANSACTIONS CREATING SHORT SWING LIABILITY OR REPORTING OBLIGATIONS.

If it is determined that a transaction involves an equity security of the Company that is beneficially owned by a director or executive officer, then it becomes necessary to determine if the transaction constitutes a purchase or sale. The definitions outlined above are vital to the analysis of whether a transaction involves an equity security of the Company that is beneficially owned by a director or executive officer. The definitions of purchases and sales for Section 16(b) purposes are considered below.

A.	Purchases.

The concept of a “purchase” encompasses more than the mere acquisition of common stock of the Company as a result of an open market purchase through a broker or otherwise. The following are examples of transactions that are also considered purchases made by a director or executive officer:

1.	The grant of an award under the United Bancorp, Inc. 2018 Stock Incentive Plan:

2.	An intraplan transfer into the Company’s common stock fund in the 401(k) Plan; and

3.	Any purchase of the Company’s equity securities by a spouse or other member of your immediate family sharing your home.

4.	The award of Company common stock to you when it is credited to your deferred compensation account in the Directors Deferred Compensation Plan, and

5.	An optional cash purchase under the Company’s Dividend Reinvestment Plan.

B.	Sales.

Likewise, the concept of a “sale” encompasses more than the disposition of common stock of the Company in an open market sale through a broker or otherwise. Transactions that also are considered sales made by a director or executive officer include:

1.	An intraplan transfer out of the Company’s common stock fund in the 401(k) Plan into another fund or a cash distribution out of the Company common stock fund in the 401(k) Plan;

2.	An open market or private sale of an equity security of the Company by you, your spouse or other member of your immediate family sharing your home; and

3.	Both the exercise of an option and the sale of underlying stock in connection with the exercise of an option.

4.	The sale of equity awards, including vested shares of restricted stock or stock options, acquired under the 2018 Stock Incentive Plan.

C.	Exemptions From Short Swing Liability for Company Benefit Plans.

Transactions involving certain Company benefit plans will generally be exempt from the Section 16(b) short swing profit rule, provided the structure and administration of such plans satisfies SEC regulations adopted under Section 16.  Examples of such plans include equity compensation plans, employee stock ownership plans and 401(k) defined contribution plans.

1.	The grant and exercise of a stock option under the United Bancorp, Inc. 2018 Stock Incentive Plan is an exempt purchase.

2.

The surrender and delivery of stock to the Company in payment of the option exercise price, where permitted by the terms of an option agreement and where such terms were approved by the Board or a Board committee of two or more non-employee directors in connection with the grant of the option, is an exempt sale.

3.

Exercises of stock options are exempt purchases. However, sale of common stock acquired through the exercise of a stock option is not an exempt sale and will be matched against nonexempt purchases occurring within six months before and after the sale.

4.	Investments in the 401(k) Plan and regular ongoing contributions to the common stock fund in the Dividend Reinvestment Plan are exempt purchases.

5.

An executive officer’s intraplan transfers involving the Company common stock fund in the 401(k) Plan or cash distributions from the common stock fund in the 401(k) Plan are exempt, but only if there is no discretionary election of an opposite way transaction in either of these Plans by the executive officer within the six months before or after the election of the transaction. The Company has implemented procedures designed to prevent elections of discretionary, opposite way transactions from occurring in the Company Plans within any six-month period so that all executive officer transactions in the Plans remain exempt. Please also consult the SEC Compliance Officer before electing to move funds into or out of the Company’s stock fund in the 401(k) Plan or to withdraw cash from the Company’s stock fund or the Directors Deferred Compensation Plan.

6.	A withdrawal from the 401(k) Plan or Directors Deferred Compensation Plan at retirement or in the event of disability will be exempt.

7.

A cash withdrawal or distribution of common stock to a Director in the event of an unforeseeable emergency, as approved by the Board of Directors in accordance with the terms of the Directors Deferred Compensation Plan will be exempt.  A distribution of the Company’s common stock from the Directors Deferred Compensation Plan following the retirement of a Director and in accordance with the terms of the Plan will be covered by Section 16.

D. Gifts.

Gifts of equity securities of the Company are not a sale and the receipt of a gift of equity securities of the Company is not a purchase for purposes of Section 16(b). Likewise, transfers of securities by will or the laws of descent and distribution are exempt from short swing liability.

E. Transactions Prior to Becoming and After Ceasing to be a Director or Executive Officer.

All transactions by a person before becoming a director or executive officer of the Company are exempt.  All transactions by a person after ceasing to be a director or executive officer are excluded from coverage except nonexempt transactions occurring within six months of an opposite way nonexempt transaction that occurred while the person was an executive officer or director.

IV. REPORTING OBLIGATIONS.

A. The Rule.

Section 16(a) requires a director or executive officer to file within 10 days after becoming a director or executive officer a statement with the SEC of the amount of all equity securities of the Company beneficially owned by the director or executive officer. Within 2 business days after there has been a change in ownership, the director or executive officer is required to file with the SEC a statement indicating such changes along with a calculation of his or her total ownership as of the date of the transaction being reported.  A few transactions need not be reported until the end of the Company’s fiscal year.

The focus of Section 16(a) is on changes in a director or executive officer’s beneficial ownership of the Company’s equity securities.

Finally, while you must report equity securities of the Company that are purchased, sold or held by your spouse or other member of your immediate family residing in your household, a director or executive officer may disclaim on the reporting form beneficial ownership of such securities.

B.Forms 3, 4 and 5.

The SEC has adopted three forms which are to be used to report the status of a director or executive officer’s beneficial ownership. The paragraphs that follow briefly describe the use of each form.

Form 3 is used for the initial filing which discloses all equity securities of the Company beneficially owned by a director or executive officer. The Form 3 must be filed even if a director or executive officer owns no equity securities of the Company. Each Company director or executive officer previously has filed a Form 3 either when the Company went public or, if later, when the person became a director or executive officer.

Form 4 is used by a director or executive officer to report changes in beneficial ownership in equity securities of the Company.  Subject to certain very limited exceptions, a Form 4 must be filed by the 2nd business day following the date of execution of any reportable change in beneficial ownership. The following are examples of transactions which must be reported on a Form 4:

1.	Open market or private sales or purchases of equity securities of the Company by your, your spouse or other member of your immediate family sharing the same household.

2.	Sales of stock acquired pursuant to the Company’s 2018 Stock Incentive Plan.

3.	Any grant or exercise of stock options, and any sale of Company Stock acquired through the exercise of stock options.

4.	Any other purchase of stock from the Company (such as acquisitions under the Director Deferred Compensation Plan), as well as any sale of stock to the Company, which are not otherwise exempt.

Form 5 is used in connection with annual reporting requirements. This Form must be filed by February 14th of each year to report any exempt transactions required to be reported that were not reported earlier on a Form 4. The SEC Compliance Officer will prepare any necessary draft Form 5 for your review. Generally, Form 5 is used to report changes in beneficial ownership of equity securities of the Company which occurred through transactions that were not required to be reported on Form 4. However, any transaction required to be reported on Form 5 may be reported earlier on Form 4. The Company’s policy is to assist you in reporting all transactions on Form 4 as they occur, even though reporting could be deferred to Form 5, in order to avoid inadvertent oversights and make recordkeeping easier for you.  The following are examples of transactions which must be reported on a Form 5 if not reported previously:

1.	Gifts of Company stock;
2.	Receipt of Company stock by will or through inheritance; and
3.	Previously unreported (late) transactions.

V. SELLING SHORT AND SALES AGAINST THE BOX.

Section 16(c) makes it unlawful for a director or executive officer to engage in the following transactions:

1.	To sell any equity security of the Company if the director or executive officer does not own the security sold (selling short); or

2.

If owning the securities sold, to fail within 20 days after the sale to deliver the securities sold or to fail within 5 days after the sale to deposit the securities sold in the mail or other usual channels of transportation (sales against the box).

VI. PENALTIES.

The Company is required to disclose in its proxy statement late filings made by directors and executive officers. While the disclosure requirements are intended to encourage timely filing, they also assist the SEC and private litigants in identifying violators of the rules.

The SEC may issue cease and desist orders with respect to violations of Section 16. More importantly, the SEC can seek to have penalties imposed against a director or executive officer for violations of Section 16, including late filing violations. The penalty for a violation by an individual starts at $7,500 with a maximum fine of $160,000 per violation. The position of the SEC will be that each day a director or executive officer is not in compliance will be a separate violation. Consequently, substantial penalties could be imposed.

PART B - RULE 10b-5 PROHIBITION AGAINST TRADING ON INSIDE INFORMATION.

I. THE RULE.

Under Rule 10b-5 of the Act, no person who, by virtue of his or her position or relationship to the Company, has access to material non-public information concerning the Company and its subsidiary corporation or its prospects may buy or sell securities of the Company or otherwise use the information to his or her own advantage or pass it on directly or indirectly to others who engage in any such transaction.

A.Who Is Covered?

An employee, officer or director of the Company or its subsidiary corporation who buys or sells equity securities of the Company while in possession of material non-public information may be subjected to both civil and criminal actions for such “insider trading.” Liability also may arise if an employee, officer or director discloses (“tips”) material inside information to any outside person who then trades in equity securities of the Company. Thus trading by a spouse, relative, or acquaintance based on information disclosed by a director or executive officer, director or employee would constitute a violation.

In additions, purchase and sale transactions executed by the Company, such as with respect to open market and privately negotiated repurchase transactions, are also subject to insider trading liability under Rule 10b-5.  As a consequence, it is the policy of the Company to adhere to the transaction timing restrictions articulated in this section with respect to entering into any trading activity with the investing public.

B.“Material Inside Information.”

“Inside” Information means any non-public information about the Company of which you have knowledge. Information is “material” for these purposes if there is a substantial likelihood that a reasonable investor would consider the information important in arriving at a decision to buy, sell or hold common stock of the Company.

Examples of inside information that might, depending on the circumstances, be deemed material include: a dividend increase or decrease; the revision of an earnings estimate; a significant lawsuit against the Company or other contingent liability; a significant merger or acquisition proposal or agreement; extraordinary management developments; the purchase or sale of substantial assets; liquidity problems or a significant deterioration in the credit quality of the Company’s loan portfolio. The foregoing list is not exhaustive; other types of information may be material at any particular time, depending upon all the circumstances.

C. When is Information Public?

Depending upon individual circumstances, material information about the Company should not be considered to be known to the public until approximately 72 hours after it has been fully disclosed by the Company in a manner reasonably calculated to reach the general investing public. A common method for making information available to the investing public is through the dissemination of a news release on a major wire service. However, dissemination through a wider variety of media is recommended where the Company has reason to believe that the newspapers and wire services will not report the information in a full or prompt manner. In such instances, a contemporaneous filing of the release with the SEC on Form 8-K will operate to lessen the impact of minimal dissemination of the information through the general media.

D. Timing of Transactions.

Generally, the Company’s policy is that purchases and sales of the Company’s common stock by executive officers and directors (and the Company, when applicable) occur only during the forty-five (45) day “window period” beginning three business days after the public release of Company’s annual or quarterly results. Prior to transacting in Company stock executive officers and directors must provide prior notice to the SEC Compliance Officer to confirm compliance with all of the requirements of this policy. In addition, outside of the window period, executive officers and directors may transact in Company securities only with the prior authorization of the Company’s SEC Compliance Officer

The SEC Compliance Officer, President and CEO or the board of directors may issue a “blackout” (See Part D hereof) at anytime there is material nonpublic information concerning the Company including during a window period. If a blackout order is issued, all executive officers and directors (and others who may from time to time be in possession of material nonpublic information and identified and notified by the SEC Compliance Officer as subject to this policy), along with the Company itself, are strictly prohibited from making any transaction in the Company stock.

Executive officers and directors are reminded that the prohibition on transacting in the Company stock while in possession of material nonpublic information is an individual obligation imposed on the insider engaging in the transaction.  The determination of whether there is material nonpublic information is a factual determination that must be made on a case by case basis.   Allegations of improper insider trading are often made with the benefit of hindsight and therefore executive officers and directors are encouraged to view each transaction they propose to engage in regarding the Company stock in the light of how it may be viewed in hindsight, and to consult with the Company’s SEC Compliance Officer prior to executing such transactions.  Further, executive officers and directors should be aware that the most dangerous time to engage in a purchase or sale of the Company’s stock would be shortly in advance of the public release of important information, such as quarterly or year-end earnings results.

II. PENALTIES.

The potential penalties for insider trading violations are substantial. A person who willfully violates any provision of the Act is subject to criminal penalties that include the following: (i) a fine of up to $5,000,000, and (ii) imprisonment for up to twenty years. A civil penalty of up to three times the profit made, or loss avoided, also is provided. The SEC may seek other civil penalties which may include cease and desist orders or civil penalties ranging from $7,500 to $160,000, depending on the severity of the offense. In addition and under certain circumstances, liability for violation of Rule 10b-5 may be imposed against controlling persons.

A private right of action is provided to persons who trade contemporaneously with the occurrence of a violation, subject to a five year statute of limitations, with liability being limited to the actual profit gained or the loss avoided by the violator. Finally, the SEC has authority to award bounties to informants equal to ten percent of the amounts recovered.

III. 10B-5-1 TRADING PLAN.

General.  In August 2000, the Commission adopted Rule 10b5-1, which, in part, provides an affirmative defense to insider trading liability under Section 10(b) of the Exchange Act and Rule 10b-5 in circumstances where, subject to certain conditions, the trade was pursuant to a binding contract, an instruction to another person to execute the trade for the instructing person’s account, or a written plan adopted when the trader was not aware of material nonpublic information.  Rule 10b5-1(c)(1) provides an affirmative defense to Exchange Act Section 10(b) and Rule 10b-5 liability for insider trading in circumstances where the individual purchasing or selling a security (the “trader”) can demonstrate that material nonpublic information did not factor into the trading decision because, before becoming aware of material nonpublic information, the trader, in good faith, adopted a written plan for trading the securities.

These written trading plans are now universally referred to as 10b5-1 trading plans. In order to be effective and provide a director or executive officer of the Company with an affirmative defense against allegations of insider-trading, a 10b5-1 plan must meet the following requirements:

●	The plan must be in writing and established in good faith at a time when the director or executive is not in possession of material, nonpublic information regarding the company.

●	The plan must specify the number of securities to be traded, the price at which transactions should take place, and the dates on which transactions should occur. However, these inputs can be either static or formula driven.
●	The plan prohibits the director or executive from exercising any further influence over how, when, or whether to effect trades under the plan specifications.
●	An insider may not have outstanding at any given time more than a single plan that would qualify for the affirmative defense under the amended Rule 10b5-1 during the same period of time.

Prior Approval. A director or executive officer of the Company should consult their broker-dealer for additional information on establishing a 10b5-1 trading plan.

No 10b5-1 trading plan can be implemented without the prior approval of the Company’s SEC Compliance Officer in conjunction with a review of the terms of such plan by the Company’s outside counsel.  Regulations of the SEC require the Company to disclose whether, during its most recent fiscal quarter, any director or officer has adopted, modified, or terminated: (i) any contract, instruction or written plan for the purchase or sale of securities of the registrant that is intended to satisfy the affirmative defense conditions of Rule 10b5-1(c) (a “Rule 10b5-1(c) trading arrangement”); or (ii) any written trading arrangement for the purchase or sale of securities of the registrant that meets the requirements of a non-Rule 10b5-1 trading arrangement as defined in Item 408(c) of SEC Regulation S-K (a “non-Rule 10b5-1 trading arrangement”).  To get the Company’s prior approval, a director or officer must provide the Company’s SEC Compliance Officer with a copy of the proposed trading arrangement, along with a description of the material terms thereof, such as:

●	The proposed date of adoption, modification or termination of the trading arrangement;
●	The proposed duration of the trading arrangement;
●	The aggregate number of securities to be sold or purchased under the trading
●	Arrangement; and
●	For modifications only, a basic description of the scope of any such modification.

In addition, any trading arrangement must include a representation of the adopting officer or director in the plan document certifying that at the time of the adoption of a new or modified Rule 10b5-1 trading arrangement: (1) he or she is not aware of material nonpublic information about the Company or its securities; and (2) he or she is adopting the trading arrangement in good faith and not as part of a plan or scheme to evade the prohibitions of SEC Rule 10b-5.

PART C - RESTRICTIONS ON THE DISPOSITION OF COMPANY COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS.

I. THE SAFE HARBOR RULE.

Rule 144 of the Securities Act of 1933 permits affiliates of the Company to sell securities of the Company on the open market subject to certain volume restrictions, transaction procedures and notice requirements.

Directors and executive officers are deemed “affiliates” of the Company for purposes of Rule 144. Without the limited relief provided by Rule 144, sales of securities of the Company by an executive officer or director may be made only if a specific registration statement is in effect covering the sale or the Company determines, upon the advice of counsel, that an exemption from registration is available for the sale. This is because conceptually an affiliate stands in the shoes of the issuer of the securities (i.e. the Company).

To use the safe harbor of Rule 144 to sell securities of the Company, the following criteria must be satisfied: (i) there must be adequate and current information available to the investing public; (ii) directors and executive officers are subject to volume limitations on the amount of securities they may sell within any three-month period; (iii) directors and executive officers may generally sell only by means of “brokers’ transactions” (i.e., transactions where sales are executed by a broker upon the seller’s order and without solicitation of purchasers) or to a market maker in the Company’s stock; (iv) if the securities were acquired from the Company pursuant to a transaction that was not registered with the SEC under the 1933 Act, then a minimum of six months must elapse between the date of acquisition from the Company and the date of resale; and (v) directors and executive officers must file a notice on Form 144 with the SEC at the time the sell order is given or the sale to the market maker is executed.

A. Adequate and Current Public Information.

Generally, for securities to be sold by directors and executive officers under Rule 144, there must be “adequate current public information” available about the issuer of the securities. This requirement is satisfied once the issuer has been reporting under either Section 12 or 15(d) of the 1934 Act for 90 days, and continues so long as the company continues to be current in its filings with the SEC.

B.Volume Limitation on Number of Shares That may be Sold During any Three-Month Period.

The principal restriction of Rule 144 is a limitation on the number of shares of common stock that may be sold. A director or executive officer may sell, in any three-month period, up to the greater of (i) 1% of the shares of common stock outstanding, or (ii) the average weekly reported trading volume over the previous four weeks.

C. Sales Effected by Means of Brokers’ Transactions.

Under Rule 144, in selling by means of brokers’ transactions, directors and executive officers must effect sales of common stock through normal brokerage channels, where the order is placed by a licensed broker-dealer in return for usual and customary brokerage commissions and there is no solicitation of purchasers.

D.Sales to Market Makers.

Under Rule 144, directors and executive officers may also sell directly to market makers. A market maker is a licensed broker-dealer that holds itself out (by entering quotations in an inter-dealer communications system or otherwise) as being willing to buy and sell such security for its own account on a regular and continuous basis.

In connection with any sale in a broker’s transaction, you should inform your broker that you are a director or executive officer and, accordingly, may be deemed an affiliate of the Company for purposes of Rule 144. Ordinarily, the broker, if affiliated with a recognized brokerage firm, will request that you file a Form 144, will provide you with a copy of the Form, and will offer the assistance of the brokerage firm in preparation of the Form. In any sale under Rule 144, please also contact the SEC Compliance Officer as a check to assure that the Form 144 is properly filed.

E.Holding Period.

Under Rule 144, unregistered securities acquired directly from the Company, or from another affiliate of the Company, are subject to a holding period. Specifically, stock acquired by an insider in connection with a transaction that was not registered with the SEC under the 1933 Act must be held for a minimum of six months from the date of acquisition before they can be resold.

II. FORM 144.

The sale of common stock by a director or executive officer in reliance on the safe harbor of Rule 144, must be reported on a Form 144 to the SEC. Form 144 is filed at the time that your sale order is placed with your broker or at the time of your sale to a market maker. However, there is a deminimis exception to the notice requirement; specifically, a Form 144 need not be filed provided that the current sale, taken together with other sales during the preceding three-month period, does not result in aggregate sales exceeding either 5,000 shares or $50,000 in sale price.

III. SALES BY RELATED PERSONS OR ENTITIES.

As with Section 16, sales of securities by your spouse or other members of your immediate family or certain other entities will be deemed to be sales by you for purposes of determining the Rule 144 volume limitations and may trigger Form 144 filing requirements.

Rule 144 specifies that the following persons or entities will be deemed related to you and their sales will be attributed to you for purposes of the Rule 144 volume limitations: (i) your spouse or any relative of you or your spouse, if any of such persons lives in your home, (ii) a trust or estate in which you or any of the persons specified in (i) above collectively own 10% or more of the beneficial interest, or serve as a trustee, executor or in any similar capacity, or (iii) any corporation or organization (other than the Company) in which you or any of the persons specified in (i) above are beneficial owners collectively of 10% of any equity interest.

Because the application of Rule 144 in this area can raise complex issues and require judgments to be made about particular facts in determining whether a spouse or another member of your family will also be deemed an affiliate of the Company, please contact the SEC Compliance Officer before sales by your spouse or another member of your family.

PART D - BLACKOUT PERIODS

In addition, you will not be permitted to trade in any Company equity security during a “blackout period” without the express written consent of the Company’s SEC Compliance Officer,

President and CEO or the board of directors.  A “blackout period” will occur in either of the following:

I.The SEC Compliance officer, President and CEO or the board of directors may issue a “blackout” at anytime there is material nonpublic information concerning the Company, including during a designated window period.  If a blackout order is issued, all executive officers and directors (and others who may from time to time be in possession of material nonpublic information and identified and notified by the SEC Compliance Officer as subject to this policy) are strictly prohibited from making any transaction in the Company stock.

II.Any period of more than three consecutive business days during which 50% or more of the participants in any Company benefit plan such as a 401(k) plan are restricted from making transactions in their Company stock fund.  During such periods federal law prohibits you from acquiring or disposing of any Company equity security the acquisition or disposition of which is connected with your employment as a director or executive of the Company.  Examples of stock acquired in connection with Company employment could include stock awards and stock held in other Company equity plans.  However, an automatic reinvestment of dividends pursuant to any dividend reinvestment plan is exempted from these restrictions.  Purchases and sales made pursuant to advance election are also exempt.

The Company’s SEC Compliance Officer or Corporate Secretary will notify all directors and executive officers in advance of any scheduled blackout period.

PART E - COMPANY COMPLIANCE PROGRAM.

Because of the complexity of these rules, and the importance to the Company and you that you comply with them, the Company has established a compliance program to assist you in avoiding transactions that violate the securities laws and in properly reporting your transactions in the Company’s common stock.

I. NOTIFICATION OF ALL PROPOSED TRANSACTIONS.

All proposed transactions by directors and executive officers (whether in or out of the Window Period) must be cleared through the Company’s SEC Compliance Officer.  Each proposed transaction will be evaluated to determine if it raises insider trading (Rule 10b-5) concerns, violates the short swing provisions of Section 16(b) or requires the submission of a current report pursuant to Section 16(a). Directors and executive officers are required to provide the Company’s SEC Compliance Officer with advance notice of any desired transaction and to also indicate: (i) the number of shares, (ii) specific type of transaction (buy, sell, option exercise, etc.), (iii) whether the transaction was made pursuant to a contract, instruction or written plan that is intended to satisfy the affirmative defense conditions of Rule 10b5-1(c), and (iv) other detailed broker information.

II. COMPLETION OF REPORTS.

The duty of the SEC Compliance Officer is also to assist management in the preparation of all requisite filings with the SEC.  After a transaction has been approved and completed, the SEC Compliance Officer will oversee the preparation for a director or executive officer’s review of a Form 4 and Form 144, if required. The director or executive officer, after approving the Forms, will execute the Form 4 and Form 144, if required, and immediately return them to the SEC Compliance Officer.  The SEC Compliance Officer will oversee the filing of the Forms with the SEC and send a copy of the filing to the director or executive officer for his or her personal records. The Company’s copy of the filing will be retained by the SEC Compliance Officer in the Company’s files.

Annually, the SEC Compliance Officer will oversee the preparation of any necessary Form 5’s based on your reports during the year of your transactions in Company stock.  Prior to February 14th, the SEC Compliance Officer will cause each required Form 5 to be filed with the SEC and send a copy of the filing to you for your personal records. The Company’s copy of the filing will be retained in its files.  If the SEC Compliance Officer determines that a Form 5 filing is not required by a director or executive officer, a statement to that effect may be requested from such director or executive officer.

III.ELECTRONIC FILING OF SECTION 16(a) REPORTS

Electronic filing of Section 16(a) reports through the SEC’s EDGAR filing system is mandatory.  In order to facilitate compliance with the 2 business day filing deadline for reports on Form 4, the Company will assist its directors and executive officers with the transmission of such filings to the SEC.  All EDGAR filing codes will be maintained on file by the SEC Compliance Officer.  Additionally, all directors and executive officers should sign and return to the SEC Compliance Officer the attached power of attorney which will allow the Company to sign a Section 16(a) report on your behalf in the event that you are not available to do so.  This will help to prevent any potentially embarrassing late filings.

IV.SEC COMPLIANCE OFFICER

The Company’s SEC Compliance Officer is Randall M. Greenwood, the Company’s Chief Financial Officer.  Any questions regarding this Policy or any transactions potentially covered thereby, as well as any transaction clearance requests, should be directed to the SEC Compliance Officer during normal business hours.

POWER OF ATTORNEY

Know all by these presents, that the undersigned hereby constitutes and appoints each of ______________ and ________________, signing singly, and with full power of substitution, the undersigned’s true and lawful attorney-in-fact to:

(1)

prepare, execute in the undersigned’s name and on the undersigned’s behalf, and submit to the United States Securities and Exchange Commission a Form ID, including amendments thereto, and any other documents necessary or appropriate to obtain codes and passwords enabling the undersigned to make electronic filings with the United States Securities and Exchange Commission of reports required by Section 16(a) of the Securities Exchange Act of 1934 or any rule or regulation of the United States Securities and Exchange Commission.

(2)

execute for and on behalf of the undersigned, in the undersigned’s capacity as an officer and/or director of Farmers & Merchants Bancorp, Inc. (the “Company”), Forms 3, 4, and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder;

(3)

do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5 and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(4)

take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.

The undersigned acknowledges that:

(1)

this Power of Attorney authorizes, but does not require, any such attorney-in-fact to act in his or her discretion on information provided to such attorney-in-fact without independent verification of such information;

(2)any documents prepared and/or executed by any such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney will be in such form and will contain such information and disclosure as such attorney-in-fact, in his or her discretion, deems necessary or desirable;

(3)

neither the Company nor any such attorney-in-fact assumes (i) any liability for the undersigned’s responsibility to comply with the requirement of the Securities Exchange Act of 1934, (ii) any liability of the undersigned for any failure to comply with such requirements, or (iii) any obligation or liability of the undersigned for profit disgorgement under Section 16(b) of the Securities Exchange Act of 1934; and

(4)

this Power of Attorney does not relieve the undersigned from responsibility for compliance with the undersigned’s obligations under the Securities Exchange Act of 1934, including without limitation, the reporting requirements under Section 16 of the Securities Exchange Act of 1934.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this                   day of                  , 20      .

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